Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports Fourth Quarter and Full Year 2012 Results

— Company Provides Outlook for the Fiscal First Quarter and Full Year 2013 —

New York, NY, March 8, 2013 —ANN INC. (NYSE: ANN) today reported results for the fiscal fourth quarter and full year of 2012, ended February 2, 2013. The Company also provided its outlook for the first quarter and full year of fiscal 2013.

For the fiscal fourth quarter of 2012, the Company reported earnings per diluted share of $0.05, compared with earnings per diluted share of $0.04 in the fourth quarter of 2011.

For the full year of fiscal 2012, the Company reported record earnings per diluted share of $2.10, an increase of 28% compared with earnings per diluted share of $1.64 in the full year of fiscal 2011.

Kay Krill, President and CEO commented, “Fiscal 2012 was another strong year for ANN INC., including record EPS results and double-digit growth in net income. This performance reflects our third consecutive year of positive comparable sales and our fourth year of operating profit expansion. Our 2012 results were driven by strong client response to our product offering as well as the positive impact of our strategic initiatives. In addition, we delivered on our commitment to further enhance shareholder value through the repurchase of nearly 5 million shares.

“For the fourth quarter, as previously reported, the results reflected the negative impact of Superstorm Sandy and disappointing performance at LOFT due to an investment in bright colors that did not resonate with our client during the Holiday season. At Ann Taylor, the brand continued to show meaningful progress during the quarter, delivering higher sales and profitability. We also achieved profitable growth in the outlet channel, as Ann Taylor Factory and LOFT Outlet delivered stronger bottom-line results versus the fourth quarter of 2011, despite lower comparable sales.

“Looking ahead, we are well-positioned to build on our progress and further grow our Ann Taylor and LOFT brands. We see significant potential to expand the reach of both brands and are very excited about the progress we are achieving as we continue to execute on our growth strategies. Our investment in our multi-channel capability has created meaningful new opportunities and —together with our real estate initiatives, entry into Canada and launch of international shipping — provide a strong foundation for future growth in 2013,” Ms. Krill said.

Fiscal 2012 Fourth Quarter Results

Total net sales for the fourth quarter of fiscal 2012 were $607.7 million, compared with net sales of $566.7 million in the fourth quarter of fiscal 2011. By brand, net sales across all channels of the Ann Taylor brand totaled $255.0 million in the fourth quarter of 2012, compared with net sales of $237.4 million in the fourth quarter of 2011. At the LOFT brand, net sales across all channels were $352.7 million in the fourth quarter of 2012, compared with net sales of $329.3 million in the fourth quarter of 2011.

Total Company comparable sales for the quarter decreased 0.7% versus the fourth quarter of 2011. At Ann Taylor, total brand comparable sales increased 1.4%, reflecting an increase of 5.0% at Ann Taylor, which includes sales results from both Ann Taylor stores and anntaylor.com, and a decline of 6.8% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales decreased 2.1%, reflecting a decrease of 1.2% at LOFT, which includes sales results from both LOFT stores and LOFT.com, and a decrease of 7.1% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 49.1%, an increase of 20 basis points compared with the 48.9% gross margin rate achieved in the fourth quarter of 2011. This gross margin performance primarily reflected lower promotional activity at Ann Taylor, partially offset by a higher level of promotional activity at LOFT, versus the fourth quarter of 2011.

Selling, general and administrative expenses for the fourth quarter of 2012 were $296.6 million versus $274.0 million reported in the fourth quarter of 2011. As a percentage of net sales, selling, general and administrative expenses were 48.8%, compared with 48.4% in the fourth quarter of 2011. The increase in SG&A rate during the fourth quarter of 2012 primarily reflected fixed cost deleveraging related to our year-over-year store growth and other expenses supporting the expansion of the business that were partially offset by higher net sales, compared with the fourth quarter of 2011.

The Company reported operating income of $1.6 million for the quarter, compared with operating income of $3.2 million in the fourth quarter of 2011. Net income in the quarter was $2.4 million, or $0.05 per diluted share, compared with net income of $2.2 million, or $0.04 per diluted share in the fourth quarter of 2011.

During the fourth quarter of 2012, the Company opened 14 new stores, comprised of two Ann Taylor stores, seven LOFT stores, one Ann Taylor Factory store and four LOFT Outlet stores. The Company closed five Ann Taylor stores, five LOFT stores and one Ann Taylor Factory store.

Fiscal Year 2012 Results

Total net sales for the full year of fiscal 2012 were $2.4 billion, compared with net sales of $2.2 billion in fiscal 2011. By brand, net sales across all channels of the Ann Taylor brand totaled $945.2 million in fiscal 2012, compared with net sales of $907.9 million in fiscal 2011. At the LOFT brand, net sales across all channels were $1,430.3 million in 2012, compared with net sales of $1,304.6 million in 2011.

Total Company comparable sales for the full year of fiscal 2012 increased 3.3%. At the Ann Taylor brand, total comparable sales increased 1.1%, including an increase of 1.8% at Ann Taylor, which was partially offset by a decrease of 0.5% in the Ann Taylor Factory channel. At the LOFT brand, total comparable sales increased 4.8%, including an increase of 5.8% at LOFT, which was partially offset by a decrease of 1.5% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 54.8%, compared with 54.6% in fiscal 2011.

Selling, general and administrative expenses were $1,135.6 million versus $1,062.6 million in fiscal 2011. As a percentage of net sales, selling, general and administrative expenses decreased to 47.8% in fiscal 2012, reflecting a 20 basis-point improvement from the prior year.

Operating income for the full year of fiscal 2012 was $166.8 million, reflecting a 15% increase compared with operating income of $145.5 million in 2011.

Net income totaled $102.6 million, or $2.10 per diluted share, for fiscal 2012, compared with net income of $86.6 million, or $1.64 per diluted share, for fiscal 2011.

The Company ended the year with approximately $167 million in cash and cash equivalents. During fiscal 2012, the Company repurchased approximately 4.9 million of its outstanding shares at a total cost of $135 million.

Total Company inventory per square foot, including inventory for stores and e-commerce, was flat at the end of fiscal 2012, compared with fiscal 2011, which reflected flat inventory per square foot at Ann Taylor, LOFT and the factory outlet channel, over the same period last year.

During fiscal 2012, the Company opened 63 stores, comprised of 11 Ann Taylor stores, three Ann Taylor Factory stores, 26 LOFT stores and 23 LOFT Outlet stores and closed 32 stores, comprised of 16 Ann Taylor stores, 14 LOFT stores, one Ann Taylor Factory store and one LOFT Outlet store. The total store count at the end of the fiscal year was 984, comprised of 275 Ann Taylor stores, 101 Ann Taylor Factory stores, 512 LOFT stores, and 96 LOFT Outlet stores.

Outlook for Fiscal First-Quarter and Full-Year 2013

For the fiscal first quarter of 2013, the Company expects total net sales to be $600 million, reflecting a total Company comparable sales increase in the low-single digits. Gross margin rate performance is expected to be 56.5%. Selling, general and administrative expenses are estimated to approach $300 million.

In terms of the full year, the Company provided the following outlook:

•	The Company currently expects fiscal 2013 total net sales to be $2.565 billion, reflecting a total Company comparable sales increase in the mid-single digits.

•	Gross margin rate performance is expected to be 55.0%.

•	Total SG&A expenses in fiscal 2013 are expected to approach $1.225 billion.

•	The Company’s effective tax rate is expected to be approximately 41%.

•	Capital expenditures are expected to be approximately $165 million.

•

Total weighted average square footage for fiscal 2013 is expected to increase approximately 4%, reflecting the opening of approximately 65 new stores, partially offset by the impact of downsizes at Ann Taylor stores and approximately 30 store closures. The Company expects to have approximately 1,020 stores at fiscal year-end.

The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management throughout the fiscal year.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. The Company operates 984 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 47 states, the District of Columbia, Puerto Rico and Canada as of February 2, 2013. Our Ann Taylor and LOFT brands are available in more than 100 countries worldwide online at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, its ability to maintain the value of its brands and engage new and existing clients;

•	the Company’s ability to manage inventory levels and changes in merchandise mix;

•	the Company’s reliance on key management and its ability to hire, retain and train qualified associates;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts and strategies, including international expansion;

•

the Company’s ability to successfully implement its business transformation initiatives and upgrade and maintain its information systems, including adequate system security controls, successful transitioning of certain information technology functions to third parties and the ability to operate in accordance with its business continuity plan in the event of a disruption;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•

the potential impact of natural disasters and public health concerns, including severe infectious diseases, acts of war or terrorism in the United States or worldwide, particularly on the Company’s foreign sourcing offices and the manufacturing operations of the Company’s vendors;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•

the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the impact of fluctuations in sourcing costs, in particular, increases in the costs of raw materials, labor, fuel and transportation;

•

the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets, including fluctuations in the value of the U.S. dollar against foreign currencies, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and financial or political instability in any of the countries in which the Company’s merchandise is manufactured;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the effect of general economic conditions on consumer spending and the Company’s liquidity and capital resources;

•	the effect of competitive pressures from other retailers;

•

the Company’s dependence on its Louisville distribution center and third-party distribution facilities and transportation companies, including any significant interruptions due to work stoppages, slowdowns or strikes;

•

the Company’s dependence on shopping malls and other retail centers to attract customers and the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms;

•	the impact on the Company’s stock price relating to the Company’s level of sales and earnings growth;

•	the Company’s ability to realize its deferred tax assets;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan; and

•	the impact of climate change on the Company’s business.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Years Ended February 2, 2013 and January 28, 2012

(unaudited)

Table 1.

	Quarter Ended		Year Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
	(in thousands, except per share amounts)
Net sales	$607,678	$566,661	$2,375,509	$2,212,493
Cost of sales	309,507	289,511	1,073,167	1,004,350

Gross margin	298,171	277,150	1,302,342	1,208,143
Selling, general and administrative expenses	296,597	273,988	1,135,551	1,062,644

Operating income	1,574	3,162	166,791	145,499
Interest and investment income/(expense), net	1,206	(130)	1,051	(1,052)
Other non-operating income/(expense), net	(165)	—	(189)	—

Income before income taxes	2,615	3,032	167,653	144,447
Income tax provision	245	852	65,068	57,881

Net income	$2,370	$2,180	$102,585	$86,566

Earnings per share:
Basic earnings per share	$0.05	$0.04	$2.13	$1.66
Weighted average shares outstanding	47,094	50,052	47,494	51,200
Diluted earnings per share	$0.05	$0.04	$2.10	$1.64
Weighted average shares outstanding, assuming dilution	47,642	50,795	48,094	52,029

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

February 2, 2013 and January 28, 2012

(unaudited)

Table 2.

	February 2, 2013	January 28, 2012
	(in thousands, except share amounts)
Assets
Current assets
Cash and cash equivalents	$167,011	$150,208
Accounts receivable	17,856	19,591
Merchandise inventories	216,848	213,447
Refundable income taxes	9,201	11,965
Deferred income taxes	30,397	30,999
Prepaid expenses and other current assets	64,716	49,107

Total current assets	506,029	475,317
Property and equipment, net	409,703	360,890
Deferred income taxes	7,841	39,134
Other assets	18,632	12,340

Total assets	$942,205	$887,681

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$105,691	$94,157
Accrued salaries and bonus	23,969	16,122
Current portion of long-term performance compensation	34,233	19,373
Accrued tenancy	38,647	41,435
Gift certificates and merchandise credits redeemable	47,268	50,750
Accrued expenses and other current liabilities	86,946	64,060

Total current liabilities	336,754	285,897
Deferred lease costs	162,620	159,435
Deferred income taxes	228	1,320
Long-term performance compensation, less current portion	26,368	42,122
Other liabilities	31,125	35,030
Commitments and contingencies
Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516 shares issued	561	561
Additional paid-in capital	768,215	776,658
Retained earnings	676,842	574,257
Accumulated other comprehensive loss	(4,497)	(5,318)
Treasury stock, 35,958,318 and 33,284,631 shares respectively, at cost	(1,056,011)	(982,281)

Total stockholders’ equity	385,110	363,877

Total liabilities and stockholders’ equity	$942,205	$887,681

ANN INC.

Brand Sales and Store Data

For the Quarters and Years Ended February 2, 2013 and January 28, 2012

(unaudited)

Table 3.

During Fiscal 2012, the Company revised its presentation of certain sales data from a channel-specific approach that segregated brand store sales from brand internet sales to an approach which considers the impact of our multi-channel initiative. All year-to-date and prior period sales and comps have been adjusted to conform to the current period presentation.

	Quarter Ended
	February 2, 2013		January 28, 2012
Sales and Comparable Sales	Sales	Comp% (1)	Sales	Comp% (1)
		($ in thousands)
Ann Taylor brand
Ann Taylor (2)	184,680	5.0%	167,815	(3.8)%
Ann Taylor Factory	70,338	(6.8)%	69,552	5.7%

Total Ann Taylor brand	$255,018	1.4%	$237,367	(1.1)%

LOFT brand
LOFT (3)	295,145	(1.2)%	281,887	10.5%
LOFT Outlet	57,515	(7.1)%	47,407	10.3%

Total LOFT brand	$352,660	(2.1)%	$329,294	10.5%

Total Company	$607,678	(0.7)%	$566,661	5.3%

	Fiscal Year Ended
	February 2, 2013		January 28, 2012
Sales and Comparable Sales	Sales	Comp% (1)	Sales	Comp% (1)
		($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$644,486	1.8%	$618,446	4.9%
Ann Taylor Factory	300,738	(0.5)%	289,406	5.7%

Total Ann Taylor brand	$945,224	1.1%	$907,852	5.2%

LOFT brand
LOFT (3)	$1,202,244	5.8%	$1,114,911	7.5%
LOFT Outlet	228,041	(1.5)%	189,730	14.2%

Total LOFT brand	$1,430,285	4.8%	$1,304,641	8.0%

Total Company	$2,375,509	3.3%	$2,212,493	6.8%

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening. Since the fiscal year ended February 2, 2013 included 53 weeks, sales in the last week of the fiscal year were not included in determining comparable store sales.
(2)	Includes sales at Ann Taylor stores and anntaylor.com
(3)	Includes sales at LOFT stores and LOFT.com.

ANN INC.

Brand Sales and Store Data

For the Quarters and Years Ended February 2, 2013 and January 28, 2012

(unaudited)

Table 3. (Continued)

	Year Ended
	February 2, 2013		January 28, 2012
Stores and Square Footage	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor brand
Ann Taylor	275	1,389	280	1,460
Ann Taylor Factory	101	696	99	700

Total Ann Taylor brand	376	2,085	379	2,160

LOFT brand
LOFT	512	2,950	500	2,904
LOFT Outlet	96	650	74	520

Total LOFT brand	608	3,600	574	3,424

Total Company	984	5,685	953	5,584

Number of:
Stores open at beginning of period	953	5,584	896	5,284
New stores	63	340	76	473
Downsized/expanded stores (4)	—	(69)	—	(58)
Closed stores	(32)	(170)	(19)	(115)

Stores open at end of period	984	5,685	953	5,584

(4)	During Fiscal 2012, we downsized 18 Ann Taylor stores, four Ann Taylor Factory stores, five LOFT stores and one LOFT Outlet store. During Fiscal 2011, we downsized 11 Ann Taylor stores and three Ann Taylor Factory stores